Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Protara Therapeutics, Inc. (formerly ArTara Therapeutics, Inc.) on Form S-3 of our report dated March 19, 2020 with respect to our audits of the consolidated financial statements of ArTara Subsidiary, Inc. (formerly ArTara Therapeutics, Inc.) as of December 31, 2019 and 2018 and for the years ended December 31, 2019 and 2018, which report is included in Form 8-K/A of Protara Therapeutics, Inc. (formerly ArTara Therapeutics, Inc., which was formerly known as Proteon Therapeutics, Inc.). We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Marcum llp

Marcum llp

New York, NY

December 9, 2020